Exhibit 99.1

KCAP Financial, Inc.

Cusip: 48668E101

As previously announced on December 12, 2018, the Board of Directors of KCAP Financial, Inc. (the Company) declared a distribution of $0.10 per share which was paid or reinvested on January 31, 2019 to shareholders of record on January 7, 2019. The distribution is derived from the following sources: 1

Net Investment Income	$0.06
Profit from the sales of securities	0.00
Return of Capital	0.04
Total	$0.10

These amounts are calculated using U.S. GAAP or “book basis” reporting, and are unaudited.

This notice is not for tax reporting purposes and is being provided only for information purposes in order to comply with the requirements of Section 19 of the Investment Company of 1940. In January 2019, after the completion of the Company’s tax year, shareholders of record and brokers will receive a Form 1099-DIV which will reflect the amount of income, capital gain and return of capital paid by the Company, taxable in calendar year 2018, and reportable on 2018 federal and other income tax returns

Broker/Dealers – Please forward this notice (with the distribution, if applicable) to your clients who received this distribution.

For Information on KCAP Financial, Inc.:

Telephone: 212-455-8300

Facsimile: 212-983-7654

https://kcapfinancial.gcs-web.com

By email: info@kcapfinancial.com

1 The preliminary estimates of fourth quarter 2018 results furnished above are based on the Company’s management’s preliminary determinations and current expectations, and such information is inherently uncertain. The preliminary estimates are subject to completion of the Company’s customary year-end closing and review procedures and third-party audit, including the determination of the fair value of the Company’s portfolio investments by the Company’s Board of Directors, and have not yet been approved by the Company’s Board of Directors.  As a result, actual results could differ materially from the current preliminary estimates based on adjustments made during the Company’s year-end closing and review procedures and third-party audit, and the Company’s reported information in its Annual Report on Form 10-K for the year ended December 31, 2018 may differ from this information, and any such differences may be material.